Exhibit 99.1

Contact:	Allen & Caron Inc
	Jay F. McKeage (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	jay@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES
FIRST-QUARTER 2004 RESULTS

SO. ST. PAUL, MN (May 3, 2004) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, today announced results for its first quarter ended March 31, 2004.  First-quarter 2004 total revenues were $11.1 million, down slightly from first-quarter 2003 revenues of $11.4 million.  Net loss per basic and diluted share for the first quarter of 2004 was $0.12, versus a break-even result for the first quarter of 2003.

First-quarter 2004 results were negatively affected by a non-operating charge of $2.6 million to recognize realized and unrealized losses on an investment in common shares of Applied Digital Solutions, Inc., (Nasdaq:ADSXD), made pursuant to a share exchange transaction with Applied Digital agreed to in August of 2003, and that became effective in February 2004.  Applied Digital Solutions is a majority owner of Digital Angel Corporation.

Digital Angel CEO Kevin McGrath stated, “I’m pleased by our results for the quarter. Operationally, we are performing well and, despite the negative financial impact of the Applied Digital share exchange described above, that transaction allows us to continue to strengthen our balance sheet and fund our requirements for the year ahead. Moreover, I can say that the entire management team is focused on growing revenue in areas with good near term margin opportunity.”

McGrath continued, “We also completed the sale of Medical Advisory services assets in April. This transaction reflects our commitment to focus on our core revenue generating units and activities.”

Chief Financial Officer Jim Santelli commented, “Our first-quarter operating results were in line with our plan and our balance sheet strengthened considerably during the quarter, primarily as a result of an increase in our cash as we began to sell the Applied Digital shares. The sale of Medical Advisory Services assets is expected to have a favorable impact on our income statement for the fiscal year, but will have a modestly negative effect in the second quarter as we record shutdown expenses related to that operation.  We are maintaining our focus on balance sheet improvements and we believe we have adequate working capital to continue to execute our strategic plan for the balance of 2004.”

MORE-MORE-MORE

Results Conference Call

A conference call for institutional investors to discuss the results for the first quarter of fiscal year 2004 will take place today at 3:00 PM EDT, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.DigitalAngelCorp.com or by going to www.vcall.com.  Web participants are encouraged to go to these sites at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An online archive will be available immediately following the call and will continue to be available for ninety days thereafter.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Solutions, Inc. (Nasdaq:ADSXD).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that recent changes in the Company’s senior  management could have an adverse effect on the Company’s financial results that the Company’s stockholders will experience dilution if certain debt owned by the Company is converted into common stock; the risk of foreclosure on substantially all of the Company’s assets; that the Company’s majority stockholder, Applied Digital Solutions, Inc. is able to completely control the board of directors and may support actions that conflict with the interests of other stockholders; that the Company’s earnings will decline if it writes off additional goodwill and other intangible assets; that exercises of the Company’s options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, the Company’s inability to generate income, the Company’s ability to maintain patent and trade secret protection, domestic and foreign government regulation, the Company’s sales to government contractors of animal identification products, dependence on a single production arrangement for its patented syringe-injectable microchips, dependence on principal customers, competition in the visual and electronic identification markets, foreign currency rate fluctuation, dependence on a small team of senior management and the Company’s ability to develop, integrate, miniaturize and market the Digital Angel TM  technology.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2003.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

Condensed Balance Sheets (in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)

Total Current Assets	$19,769	$12,929
Property and Equipment, net	7,544	7,665
Goodwill and Other Intangible Assets, net	53,865	45,608
Other Assets, net	1,204	1,105
Total Assets	$82,382	$67,307

Current Liabilities	$17,516	$16,006
Long-Term Debt and Notes Payable	2,543	2,818
Deferred Revenue	347	—
Minority Interest	6	—
Stockholders’ Equity	61,970	48,483
Total Liabilities and Stockholders’ Equity	$82,382	$67,307

Statement of Operations Data (in thousands, except per share amounts)

	For the quarter ended March 31,
	(Unaudited)
	2004	2003

Total net revenue	$11,126	$11,398
Gross profit	4,583	5,364
Net (loss) income	(3,744)	110

Net (loss) income per common share (basic and diluted)	$(0.12)	$0.00
Weighted average common shares outstanding:
Basic	30,468	26,663
Diluted	30,468	30,638

Selected Cash Flow Data (in thousands)

	For the quarter ended March 31,
	(Unaudited)
	2004	2003
Net Cash Used in Operating Activities	$(2,274)	$(3,089)
Net Cash Provided by (Used in) Investing Activities	1,280	(241)
Net Cash Provided by Financing Activities	1,848	3,155
Net Increase (Decrease) in Cash	796	(214)

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